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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
UNIONBANCAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 24, 2002

To the Shareholders of UnionBanCal Corporation:

        The annual meeting of the shareholders of UnionBanCal Corporation will be held on Wednesday, April 24, 2002 at 9:30 a.m. (local time) at the Mandarin Oriental Hotel, Embassy Room, 222 Sansome Street, San Francisco, California, to vote on the following matters:

  1.
  To elect 17 directors;

  2.
  To increase the number of shares of common stock which may be awarded under the Year 2000 UnionBanCal Corporation Management Stock Plan;

  3.
  To ratify the selection of UnionBanCal Corporation's independent auditors, Deloitte & Touche LLP, for 2002; and

  4.
  To consider any other business properly brought before the meeting or any adjournment.

        The close of business on February 28, 2002 is the record date for determining shareholders entitled to vote at the annual meeting.

        We continue our efforts to make the proxy and annual meeting process more convenient for shareholders. This year, we are pleased to announce that you will be able to vote through the Internet as well as by telephone or mail. Instructions regarding Internet and telephone voting are included on the proxy card. If you elect to vote by mail, please sign, date and return the proxy card in the accompanying postage-paid envelope. The proxy statement explains more about voting. We look forward to your participation.

By order of the Board of Directors,

John H. McGuckin, Jr. Secretary

March 25, 2002

        You may view UnionBanCal Corporation's Proxy Statement and Annual Report to Shareholders on the Internet at www.uboc.com.

UnionBanCal Corporation
400 California Street
San Francisco, California 94104-1302
(415) 765-2969

PROXY STATEMENT

INTRODUCTION

        The Board of Directors of UnionBanCal Corporation is soliciting proxies from its shareholders to be used at the annual meeting on Wednesday, April 24, 2002. This proxy statement contains information related to the annual meeting.

        You do not need to attend the annual meeting to vote your shares. Instead, you may vote your shares by telephone or through the Internet or complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided. Instructions for voting by telephone or through the Internet can be found on the proxy card.

        On March 25, 2002, we began mailing this proxy statement and the accompanying proxy card to shareholders.

VOTING

Principal Stockholders

        On February 28, 2002, 156,025,453 shares of UnionBanCal Corporation common stock were outstanding. To our knowledge, the only shareholders owning more than 5 percent of UnionBanCal Corporation's common stock on that date are shown in the following table:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
The Bank of Tokyo-Mitsubishi, Ltd.(1) 7-1, Marunouchi 2-chome, Chiyoda-ku, Tokyo 100, Japan	105,566,801		67.6%
Wellington Management Company, LLP 75 State Street, Boston, MA 02109	15,464,725	(2)	9.86%

(1)
The Bank of Tokyo-Mitsubishi, Ltd. is a wholly-owned subsidiary of Mitsubishi Tokyo Financial Group, Inc. This information is based on a Schedule 13G filed by Mitsubishi Tokyo Financial Group, Inc. on February 14, 2002.

(2)
Includes 15,464,725 shares which are held of record by clients of Wellington Management Company, LLP. Wellington Management Company, LLP has shared power to vote 8,686,925 shares and shared power to dispose of 15,464,725 shares. This information is based on a Schedule 13G filed by Wellington Management Company, LLP on February 12, 2002.

        THE BANK OF TOKYO-MITSUBISHI, LTD., INTENDS TO VOTE ITS STOCK FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, APPROVAL OF THE INCREASE IN THE NUMBER OF SHARES OF UNIONBANCAL CORPORATION COMMON STOCK WHICH MAY BE AWARDED UNDER THE YEAR 2000 UNIONBANCAL CORPORATION MANAGEMENT STOCK PLAN AND RATIFICATION OF THE INDEPENDENT AUDITORS. THEREFORE, SHAREHOLDER APPROVAL OF THESE PROPOSALS IS ASSURED.

Who May Vote

        Record holders of UnionBanCal Corporation common stock at the close of business on February 28, 2002 may vote at the annual meeting.

        You are entitled to one vote for each share of UnionBanCal Corporation common stock that you owned of record at the close of business on February 28, 2002. The accompanying proxy card indicates the number of shares you are entitled to vote at the annual meeting.

Voting Your Proxy

        Whether or not you plan to attend the annual meeting, we urge you to vote your proxy promptly.

        If you are a shareholder of record (that is, if you hold shares of UnionBanCal Corporation common stock in your own name), you may vote your shares by proxy using any of the following methods:

  •
  telephoning the phone number listed on the proxy card;

  •
  using the Internet site listed on the proxy card; or

  •
  completing, signing, dating and returning the proxy card in the postage-paid envelope provided.

        California law permits shareholders to vote their shares by proxy through an electronic transmission authorized by the shareholder. The telephone and Internet voting procedures set forth on the proxy card allow UnionBanCal Corporation to authenticate shareholders' identities and permit shareholders to provide their voting instructions and confirm their instructions have been properly recorded. If you vote by telephone or through the Internet, you do not need to return your proxy card. The deadline to vote through the Internet is 9:30 a.m. (PDT) on Monday, April 22, 2002.

        If your shares of UnionBanCal Corporation common stock are held by a broker, bank or other nominee in "street name," you will receive voting instructions (including instructions, if any, on how to vote by telephone or through the Internet) from the record holder that you must follow in order to have your shares voted at the annual meeting.

        Whether you send your voting instructions by mail, telephone or Internet, your UnionBanCal Corporation common stock will be voted in accordance with those instructions. If you sign, date and return your proxy card without indicating how you want to vote your shares, the proxy holders will vote your shares as recommended by the Board of Directors FOR the election of all 17 nominees for director, FOR increasing the number of shares of UnionBanCal Corporation common stock which may be awarded under the Year 2000 UnionBanCal Corporation Management Stock Plan and FOR ratifying the selection of independent auditors for 2002. If any other business is properly presented at the annual meeting, the proxy holders will have discretionary authority to vote in accordance with their judgment on those matters.

Revoking Your Proxy

        You may revoke your proxy at any time before it is voted at the annual meeting. To revoke your proxy, you may send a written notice of revocation to UnionBanCal Corporation, Office of the Corporate Secretary, 400 California Street, San Francisco, California 94104-1302. You may also revoke your proxy by submitting another signed proxy with a later date, by voting by telephone or through the Internet at a later date, or by voting in person at the annual meeting.

Voting in Person

        You may come to the annual meeting and vote your shares in person by obtaining and submitting a ballot that will be provided at the meeting. However, if your shares are held by a broker, bank or other nominee in street name, to be able to vote at the meeting you must obtain a proxy, executed in your favor, from the institution that holds your shares, indicating that you were the beneficial owner of the shares on February 28, 2002, the record date for voting.

Quorum and Vote Required for Approval of Proposals

        A quorum of shareholders is necessary to hold a valid meeting. A quorum will exist if a majority of the outstanding shares of UnionBanCal Corporation common stock is present in person or by proxy at the annual meeting. Shares present in person at the meeting which are not voted for a director nominee or shares present by proxy where the shareholder has withheld authority to vote for a nominee will be counted in determining whether a quorum is present, but will not count toward a nominee's plurality. Shares properly voted as "ABSTAIN" on a particular matter are considered as shares present at the meeting for quorum purposes but are treated as having voted against the matter. If you hold your UnionBanCal Corporation common stock through a nominee, generally the nominee may vote the UnionBanCal Corporation common stock that it holds for you only in accordance with your instructions. Brokers who are members of the National Association of Securities Dealers, Inc. may not vote shares held by them in nominee name unless they are permitted to do so under the rules of any national securities exchange to which they belong. Under New York Stock Exchange rules, a member broker that has transmitted proxy soliciting materials to a beneficial owner may vote on matters that the exchange has determined to be routine if the beneficial owner has not provided the broker with voting instructions within 10 days of the meeting. If a broker cannot vote on a particular matter because it is not routine, there is a "broker non-vote" on that matter. Broker non-votes count for quorum purposes, but are not counted as votes for or against any proposal.

        Under California law, directors are elected by a plurality of all the votes cast, so the 17 nominees for director receiving the greatest number of votes will be elected. To approve the proposal to increase the number of shares of UnionBanCal Corporation common stock which may be awarded under the Year 2000 UnionBanCal Corporation Management Stock Plan, the affirmative vote of a majority of all outstanding shares of UnionBanCal Corporation common stock is required. The affirmative vote of a majority of the shares represented and entitled to vote at the meeting is required to ratify the selection of independent auditors. Inspectors of election appointed for the annual meeting will tabulate all votes cast in person or by proxy at the meeting.

Solicitation of Proxies

        UnionBanCal Corporation will pay all costs of soliciting proxies. Our officers and employees may also solicit proxies either personally or by telephone, Internet, letter or facsimile.

THE BOARD OF DIRECTORS AND COMMITTEES

Meetings of the Board

        Our Board of Directors met 8 times in 2001. During 2001, all incumbent directors attended at least 75% of the aggregate number of board meetings and meetings of committees of which they were members, except Messrs. Kishi and Yoshizawa.

        The Board has established committees, including committees with audit, compensation and nominating responsibilities, that also met in 2001.

Committees of the Board

  Audit Committee

        The Audit Committee oversees relevant accounting and regulatory matters. It meets with UnionBanCal Corporation's general auditor and its independent auditors to review the scope of their work as well as to review quarterly and annual financial statements and regulatory disclosures with the officers in charge of financial reporting, control and disclosure functions. The Audit Committee also makes an annual recommendation to the Board of Directors regarding selection of independent auditors. In addition, the Audit Committee reviews reports of examination conducted by regulatory agencies. The Audit Committee's Report is set forth below in this proxy statement. Directors serving on the Audit Committee at December 31, 2001 were: Mary S. Metz, Chair; David R. Andrews; and Raymond E. Miles. The Audit Committee met 11 times in 2001.

  Executive Compensation & Benefits Committee

        The Executive Compensation & Benefits Committee reviews and approves executive officer compensation criteria and levels and oversees Union Bank of California's employee benefit plans. The Executive Compensation & Benefits Committee approves the compensation of the Chief Executive Officer and other executive officers of the Company. In addition, it approves stock awards and stock option grants under the Year 2000 UnionBanCal Corporation Management Stock Plan. The Executive Compensation & Benefits Committee Report on Executive Compensation is set forth below in this proxy statement. Directors serving on the Executive Compensation & Benefits Committee at December 31, 2001 were: Richard D. Farman, Chair; L. Dale Crandall; Raymond E. Miles; and Carl W. Robertson. The Executive Compensation & Benefits Committee met 7 times in 2001.

  Nominating & Corporate Governance Committee

        The Nominating & Corporate Governance Committee is responsible for screening, interviewing and proposing qualified candidates to fill any vacancies on the Board of UnionBanCal Corporation and recommending director nominees to be elected by the shareholders at the annual meeting. Directors serving on the Nominating & Corporate Governance Committee at December 31, 2001, were: Richard D. Farman, Chair; David R. Andrews; J. Fernando Niebla; and Carl W. Robertson. The Nominating & Corporate Governance Committee met 3 times in 2001.

        As part of its nominating responsibilities, the Nominating & Corporate Governance Committee will consider candidates nominated by shareholders for next year's meeting if the nomination is made in writing no later than November 24, 2002. Shareholder nominations must be made in accordance with Section 3.2 of UnionBanCal Corporation's Bylaws and must be addressed to UnionBanCal Corporation, Office of the Secretary, 400 California Street, San Francisco, California 94104-1302.

  Credit Policy & Review Committee

        The Credit Policy & Review Committee oversees the credit functions of UnionBanCal Corporation including the overall credit portfolio, composite credit policies, credit review and examination policies, and the methodology and adequacy of the allowance for credit losses. It also reviews a compliance program for credit functions and the establishment and delegation of credit authority. In addition, the Credit Policy & Review Committee reviews reports of examination conducted by bank regulatory agencies and UnionBanCal Corporation's credit examination group and follows up with appropriate management so that recommendations and corrective actions may be implemented. Directors serving on the Credit Policy & Review Committee at December 31, 2001, were: Stanley F. Farrar, Chair; L. Dale Crandall; Monica C. Lozano; Takaharu Saegusa; and Robert M. Walker. The Credit Policy & Review Committee met 7 times in 2001.

  Finance & Capital Committee

        The Finance & Capital Committee is responsible for reviewing UnionBanCal Corporation's financial planning and performance, tax and capital management, dividend and investment policies, management of net interest margin and asset and liability management. Directors serving on the Finance & Capital Committee at December 31, 2001, were: Stanley F. Farrar, Chair; Richard D. Farman; Norimichi Kanari; Mary S. Metz; Carl W. Robertson; and Takaharu Saegusa. The Finance & Capital Committee met 4 times in 2001.

  Public Policy Committee

        The Public Policy Committee is responsible for identifying relevant political, social and environmental trends relating to UnionBanCal Corporation's business. The Public Policy Committee monitors Union Bank of California's programs which carry out the purposes of the Community Reinvestment Act, equal employment opportunity laws and other related federal, state and local programs. Directors serving on the Public Policy Committee at December 31, 2001, were: J. Fernando Niebla, Chair; L. Dale Crandall; Richard C. Hartnack; Monica C. Lozano; and Raymond E. Miles. The Public Policy Committee met 4 times in 2001.

  Trust Committee

        The Trust Committee supervises the administration of the fiduciary powers of Union Bank of California and UnionBanCal Corporation's non-fiduciary investment management activities. In addition, the Trust Committee reviews reports of examination conducted by banking regulatory agencies, UnionBanCal Corporation's general auditor and its independent auditors and reviews with appropriate management whether recommendations and corrective actions have been implemented. Directors serving on the Trust Committee at December 31, 2001, were: Carl W. Robertson, Chair; Monica C. Lozano; and J. Fernando Niebla. The Trust Committee met four times in 2001.

        The Executive Committee of the Board did not meet in 2001.

        The Board of Directors has adopted a retirement policy which provides that any director who is employed full-time by UnionBanCal Corporation or Union Bank of California shall retire from the Board at age 65 and any director who is not employed full time by UnionBanCal Corporation or Union Bank of California shall not stand for re-election at the annual meeting of shareholders following the director's 70th birthday. The Board has provided an exception to this policy for Kaoru Hayama, who is 67, Satoru Kishi, who is 72 and Kenji Yoshizawa, who is 70.

Director Compensation

        Directors who are not full-time officers of UnionBanCal Corporation or The Bank of Tokyo-Mitsubishi, Ltd. or its affiliates received an annual combined retainer for service on our Board of Directors or the Board of Directors of Union Bank of California and meeting fees for attendance at board and committee meetings. The annual combined retainer for service on the Boards of UnionBanCal Corporation and Union Bank of California is $20,000, pro-rated and payable quarterly in advance. The Board of Directors has voted to increase the annual retainer to $25,000, effective April 1, 2002. In addition, the annual combined retainer for service on UnionBanCal Corporation and Union Bank of California Boards for each non-officer committee chair is $5,000, pro-rated and payable quarterly in advance. Directors who are not full-time officers of UnionBanCal Corporation or The Bank of Tokyo-Mitsubishi, Ltd. or its affiliates were paid the following:

  •
  a fee of $1,000 for each board meeting attended, except that when board meetings of UnionBanCal Corporation and Union Bank of California were held on the same day, the total fee was limited to $1,000; and

  •
  a fee of $1,000 for each board committee meeting attended, except that when the same committees of UnionBanCal Corporation and Union Bank of California had a combined meeting, the total fee was limited to $1,000.

        Pursuant to the UnionBanCal Corporation Management Stock Plan, non-employee and non-expatriate directors have received the following non-qualified stock option awards:

Grant Date	Shares	Exercise Price	Exercisable	Terms
June 1, 1999	3,000	$35.50	100% vested and exercisable 33 1/3% on each of the three anniversaries of the Grant Date.	Ten years from the Grant Date or three years after retirement.
May 1, 2000	3,000	$28.44	100% vested and immediately exercisable on the Grant Date	Ten years from the Grant Date or three years after retirement.
May 1, 2001	3,000	$30.10	100% vested and immediately exercisable on the Grant Date	Ten years from the Grant Date or three years after retirement.

Audit Committee Report

        The Audit Committee is composed of three non-employee directors and operates under a written charter adopted by the Board of Directors. Each Committee member is independent in accordance with the listing standards of the New York Stock Exchange.

        Management is responsible for UnionBanCal Corporation's internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the UnionBanCal Corporation's consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

        In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that UnionBanCal Corporation's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) as modified or supplemented, including the auditor's judgments about the quality, as well as the acceptability of UnionBanCal Corporation's accounting principles as applied in the financial reporting.

        In performing its functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of UnionBanCal Corporation's management, which has the primary responsibility for financial statements and reports, on UnionBanCal Corporation's internal auditors, and on the independent auditors, who, in their report, express an opinion on the conformity of UnionBanCal Corporation's annual consolidated financial statements to accounting principles generally accepted in the United States.

        UnionBanCal Corporation's independent auditors also provided to the Audit Committee the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors that firm's independence.

        Based on the Audit Committee's discussion with management and the independent auditors and the Audit Committee's review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in UnionBanCal Corporation's Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the SEC. The Audit Committee and the Board of Directors also have approved, subject to shareholder ratification, the selection of UnionBanCal Corporation's independent auditors.

                      AUDIT COMMITTEE
                      Mary S. Metz, Chair
                      David R. Andrews
                      Raymond E. Miles

Security Ownership by Management

        The following table indicates the beneficial ownership of UnionBanCal Corporation and Mitsubishi Tokyo Financial Group, Inc. common stock as of February 28, 2002, by (1) all persons who are either directors (including all nominees) or executive officers named in the Summary Compensation Table; and (2) all directors and executive officers of UnionBanCal Corporation as a group, based upon information supplied by each of the directors and executive officers. All directors and executive officers named below and all directors and executive officers of UnionBanCal Corporation as a group beneficially own less than 1% of either UnionBanCal Corporation's or Mitsubishi Tokyo Financial Group, Inc.'s outstanding shares of common stock.

Name of Beneficial Owner	Number Of UnionBanCal Corporation's Shares Beneficially Owned(3)(4)	UnionBanCal Corporation Shares That May Be Acquired Within 60 Days of February 28, 2002 by Exercise of Options	Total	Number of Mitsubishi Tokyo Financial Group, Inc. Shares Beneficially Owned(4)
David R. Andrews	360	6,000	6,360	-0-
L. Dale Crandall	500	3,000	3,500	-0-
Richard D. Farman	1,500	8,000	9,500	-0-
Stanley F. Farrar	1,000	8,000	9,000	-0-
Philip B. Flynn	29,410	40,166	69,576	-0-
Richard C. Hartnack	62,770	116,499	179,269	-0-
Kaoru Hayama(1)	3,500	-0-	3,500	35
Norimichi Kanari(1)	500	-0-	500	20
Satoru Kishi(1)	-0-	-0-	-0-	50
Monica C. Lozano	1,000	3,000	4,000	-0-
Mary S. Metz	2,205	8,000	10,205	-0-
Raymond E. Miles	1,000	8,000	9,000	-0-
Takahiro Moriguchi(1)(2)	6,000	-0-	6,000	12
J. Fernando Niebla	150	8,000	8,150	-0-
Charles R. Rinehart	100	-0-	100	-0-
Carl W. Robertson	100	8,000	8,100	-0-
Takaharu Saegusa(1)	100	-0-	100	10
Robert M. Walker	52,060	176,499	228,559	-0-
Kenji Yoshizawa(1)	300	-0-	300	51
All directors and executive officers as a group (27 persons, including those named above)	257,220	687,306	944,526	198

(1)
The 105,566,801 shares of UnionBanCal Corporation common stock beneficially owned by The Bank of Tokyo-Mitsubishi, Ltd. as of the record date do not include the shares of UnionBanCal Corporation common stock owned by Messrs. Hayama, Kanari, Saegusa and Yoshizawa, or by executive officers of UnionBanCal Corporation who are expatriates of The Bank of Tokyo-Mitsubishi, Ltd.

(2)
Mr. Moriguchi resigned as a director and President and Chief Executive Officer of UnionBanCal Corporation in July 2001 and returned to Japan to assume other duties for The Bank of Tokyo-Mitsubishi, Ltd.

(3)
The shares indicated under this column include the following shares of restricted stock granted pursuant to the UnionBanCal Corporation Management Stock Plan which are beneficially owned by the named individuals and the group as a whole:

	Unvested Shares	Vested & Unvested Shares
Robert M. Walker	-0-	4,500
Philip B. Flynn	12,225	12,225
Executive Officers as a group	13,146	30,582

(4)
The Bank of Tokyo-Mitsubishi, Ltd., is a wholly-owned subsidiary of Mitsubishi Tokyo Financial Group, Inc. The numbers include shares beneficially owned, directly and indirectly, together with associates. Subject to applicable community property laws and shared voting or investment power with a spouse, the persons listed have sole voting and investment power with respect to all shares unless otherwise noted.

I. ELECTION OF DIRECTORS

        Seventeen directors of UnionBanCal Corporation are to be elected at the annual meeting to serve until the next annual meeting of shareholders and until they retire, resign or their successors are elected and qualified. The Board of Directors has nominated the persons listed below FOR election as directors and recommends that shareholders vote FOR such nominees. The nominees are all presently directors of UnionBanCal Corporation. A resolution of the Board currently sets the exact number of directors at seventeen. All nominees, except for Messrs. Kishi and Yoshizawa, are also directors of Union Bank of California. If re-elected as directors of UnionBanCal Corporation, all nominees, except for Messrs. Kishi and Yoshizawa, are expected to be re-elected as directors of Union Bank of California.

        If one or more nominee becomes unable or unwilling to accept nomination or election, the proxy holders intend to vote for the election of such other person(s), if any, as the Board of Directors may recommend. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve.

Nominees

David R. Andrews

  Mr. Andrews, 60, is Senior Vice President, Governmental Affairs, General Counsel and Secretary of PepsiCo., Inc. Mr. Andrews was a partner at the law firm of McCutchen, Doyle, Brown & Enersen from April 2000 until February 2002. He served as legal adviser to the U.S. Department of State from August 1997 to April 2000. Mr. Andrews has served as a director of Kaiser Foundation Health Plan, Inc. since April 2000, and Pacific Gas & Electric Co. since August 2000. Mr. Andrews has been a director of UnionBanCal Corporation since April 2000.

L. Dale Crandall

  Mr. Crandall, 60, is President and Chief Operating Officer and a member of the Board of Directors of Kaiser Foundation Health Plan, Inc. and Kaiser Foundation Hospitals, where he served as Senior Vice President and Chief Financial Officer from June 1998 to March 2000. From March 1995 to June 1998, he served as Executive Vice President, Chief Financial Officer and Treasurer of APL Limited. Mr. Crandall has been a director of UnionBanCal Corporation since February 2001.

Richard D. Farman

  Mr. Farman, 66, has been Chairman Emeritus of Sempra Energy since September 2000. Mr. Farman served as Chairman and CEO of Sempra Energy from July 1998 to June 2000. Mr. Farman served as President and Chief Operating Officer of Pacific Enterprises from September 1993 to July 1998. He has served as a director of Catellus Development Corporation since May 1997. Mr. Farman has been a director of UnionBanCal Corporation since November 1988.

Stanley F. Farrar

  Mr. Farrar, 59, has been a partner of the law firm of Sullivan & Cromwell since October 1984. Mr. Farrar has been a director of UnionBanCal Corporation since April 1996.

Richard C. Hartnack

  Mr. Hartnack, 56, has served as Vice Chairman and head of the Community Banking & Investment Services Group of the UnionBanCal Corporation and Union Bank of California since September 1999, and from April 1996 to September 1999 as head of the Community Banking Group. Mr. Hartnack has been a director of UnionBanCal Corporation since June 1991.

Kaoru Hayama

  Mr. Hayama, 67, has served as Chairman of UnionBanCal Corporation and Union Bank of California since September 1998. Mr. Hayama served as Deputy President of The Bank of Tokyo-Mitsubishi, Ltd. from April 1996 to June 1998. Mr. Hayama has been a director of UnionBanCal Corporation since September 1998.

Norimichi Kanari

  Mr. Kanari, 55, has served as President and Chief Executive Officer of UnionBanCal Corporation and Union Bank of California since July 2001. He served as Vice Chairman of UnionBanCal Corporation and Union Bank of California from July 2000 to July 2001. From May 1999 to July 2000, he served as General Manager of the Corporate Banking Division in the Osaka Branch of The Bank of Tokyo-Mitsubishi, Ltd., after serving from August 1997 to May 1999 as director and General Manager of The Bank of Tokyo-Mitsubishi, Ltd.'s New York Branch and Cayman Branch. From April 1996 to June 1997, he was General Manager of The Bank of Tokyo-Mitsubish's Shimbashi Branch. He has served as a director of The Bank of Tokyo-Mitsubishi, Ltd. since June 1997. Mr. Kanari has been a director of UnionBanCal Corporation since July 2000.

Satoru Kishi

  Mr. Kishi, 72, has been Chairman of The Bank of Tokyo-Mitsubishi, Ltd., since June 2000, after serving as President of The Bank of Tokyo-Mitsubishi Ltd. from January 1998. He was Deputy President of The Bank of Tokyo-Mitsubishi, Ltd. from April 1996 to January 1998. Mr. Kishi has been a director of UnionBanCal Corporation since July 1999.

Monica C. Lozano

  Ms. Lozano, 45, has served as President and Chief Operating Officer of La Opinión since January 2000. She served as Associate Publisher of La Opinión from November 1995 to January 2000. Ms. Lozano has been a director of UnionBanCal Corporation since January 2001.

Mary S. Metz

  Dr. Metz, 64, has been President of S. H. Cowell Foundation since January 1999. She was the Dean of University Extension, University of California, Berkeley, from July 1991 to September 1998. Dr. Metz has served as a director of SBC Communications, Inc. and its predecessors since July 1986, Pacific Gas & Electric Co. since March 1986 and Longs Drug Stores since February 1991. Dr. Metz has been a director of UnionBanCal Corporation since November 1988.

Raymond E. Miles

  Professor Miles, 69, is Professor Emeritus of Organizational Behavior and Dean Emeritus of the Haas School of Business at the University of California in Berkeley where he has served since July 1963. He has served as a director of Granite Construction Co., Inc., since May 1988. Professor Miles has been a director of UnionBanCal Corporation since April 1996.

J. Fernando Niebla

  Mr. Niebla, 62, has served as President of International Technology Partners, LLC since December 1998. From December 1995 through June 1998 he was Chairman and Chief Executive Officer of Infotec Commercial Systems. He has served on the Board of Granite Construction Co. since August 1999. Mr. Niebla has been a director of UnionBanCal Corporation since April 1996.

Charles R. Rinehart

  Mr. Rinehart, 55, served as Chairman and Chief Executive Officer of H.F. Ahmanson, Inc. and Home Savings of America from 1993 through 1998, when he retired. He has been a director of UnionBanCal Corporation since February 2002.

Carl W. Robertson

  Mr. Robertson, 65, has been the Managing Director of Warland Investments Company since January 1985. Mr. Robertson has been a director of UnionBanCal Corporation since April 1996.

Takaharu Saegusa

  Mr. Saegusa, 49, has served as Deputy Chairman of UnionBanCal Corporation since March 2001 and he served as Executive Vice President from February to March 2001. He served as Deputy General Manager, Japanese Corporate Banking Group at The Bank of Tokyo-Mitsubishi Ltd.'s New York Branch from June 1998 to February 2001. From January 1997 to May 1998, he served as General Manager of The Bank of Tokyo-Mitsubishi's Shimo-Akatsuka Branch. Mr. Saegusa has been a director of UnionBanCal Corporation since March 2001.

Robert M. Walker

  Mr. Walker, 60, has served as Vice Chairman and head of the Commercial Financial Services Group for UnionBanCal Corporation and Union Bank of California since April 1996. He has been a director of UnionBanCal Corporation since July 1992.

Kenji Yoshizawa

  Mr. Yoshizawa, 70, has served as the Deputy Chairman of The Bank of Tokyo-Mitsubishi, Ltd. since June 2000. He served as Deputy President of The Bank of Tokyo-Mitsubishi, Ltd. from April 1996 to June 2000. Mr. Yoshizawa has been a director of UnionBanCal Corporation since September 1989.

Compensation

        The following table sets forth the compensation for the last three fiscal years of the President and Chief Executive Officer, the former President and Chief Executive Officer, the Deputy Chairman of the Board, and the four next most highly compensated named executive officers (other than the Chief Executive Officer) who served as executive officers on December 31, 2001 ("named executive officers").

Summary Compensation Table(1)

Long-Term Compensation
		Annual Compensation				Awards		Payouts
Name & Principal Position	Year	Salary		Bonus	Other Annual Compensation(2)	Restricted Stock Awards(3)	Securities Underlying Options	Long-Term Incentive Payouts	All Other Compensation(4)
Norimichi Kanari President and Chief Executive Officer	2001 2000	$ $	546,614 214,224	$0 $0	$36,295 $14,722	$0 $0	-0- -0-	$0 $0	$0 $0
Takahiro Moriguchi Former President and Chief Executive Officer	2001 2000 1999	$ $ $	232,202 509,510 468,995	$0 $0 $0	$13,322 $32,741 $24,894	$0 $0 $0	-0- -0- -0-	$0 $0 $0	$76,861 $0 $0	(5)
Kaoru Hayama Chairman of the Board	2001 2000 1999	$ $ $	570,483 546,332 520,091	$0 $0 $0	$36,277 $39,851 $26,894	$0 $0 $0	-0- -0- -0-	$0 $0 $0	$0 $0 $0
Takaharu Saegusa Deputy Chairman of the Board	2001		$364,659	$0	$29,917	$0	-0-	$0	$0
Richard C. Hartnack Vice Chairman of the Board	2001 2000 1999	$ $ $	471,923 445,962 429,615	$220,000 $0 $350,000	$80,510 $33,964 $24,944	$0 $0 $0	80,000 40,000 36,000	$259,272 $193,994 $171,046	$7,650 $8,700 $6,921
Robert M. Walker Vice Chairman of the Board	2001 2000 1999	$ $ $	489,615 464,231 429,615	$220,000 $0 $450,000	$89,781 $58,246 $45,647	$0 $0 $0	80,000 40,000 36,000	$259,272 $193,994 $171,046	$7,650 $8,700 $7,200
Philip B. Flynn Chief Credit Officer	2001 2000 1999	$ $ $	310,961 274,038 244,615	$150,000 $300,000 $275,000	$52,746 $42,989 $24,691	$222,600 $150,000 $0	30,000 15,500 15,000	$0 $0 $0	$7,650 $9,580 $8,005

(1)
Messrs. Kanari, Moriguchi, Hayama and Saegusa, as expatriate employees of The Bank of Tokyo-Mitsubishi, Ltd. are not eligible to receive restricted stock awards, stock option grants, performance share awards, long-term incentive payments or annual bonuses to be paid in 2002 for 2001 performance. Their compensation takes into consideration The Bank of Tokyo-Mitsubishi, Ltd. Expatriate Pay Program which takes into account exchange rates, housing costs, and other related factors. Mr. Moriguchi resigned in July 2001. Mr. Kanari was elected President and Chief Executive Officer in July 2001. Mr. Saegusa commenced his employment with UnionBanCal Corporation in February 2001. See Executive Compensation & Benefits Committee Report on Executive Compensation-Overview: Expatriate Policy Making Officer Compensation and Chief Executive Officer Compensation, for additional information.

  The data set forth in this table for the above seven officers includes all compensation awarded to, earned by or paid to them from any source for services rendered to UnionBanCal Corporation and its subsidiaries.

(2)
Includes perquisites and other personal benefits, securities or property, which, in 2001, aggregated less than the lower of $50,000 or 10% of the total salary and bonus reported for each person.

(3)
The value listed in the table for restricted awards was based on the closing market price of UnionBanCal Corporation common stock at grant date. Mr. Walker was granted 18,000 shares of restricted stock in 1998, of which 4,500 shares were unvested as of December 31, 2001. Mr. Walker's 4,500 unvested shares fully vested on January 2, 2002. Mr. Flynn received 6,000 restricted shares in 2001, 6,000 shares in 2000, and -0- shares in 1999. As of December 31, 2001, the total vested and unvested shares of restricted stock awards held by Mr. Flynn was 12,225. Each award granted to Mr. Flynn vests ratably over four years on the anniversary of the grant date. The aggregate value of restricted stock awards, as of December 31, 2001, held by Mr. Walker was $171,000 and by Mr. Flynn was $464,550 based on the closing market price on December 31, 2001. Program participants have the right to vote their restricted shares and receive dividends.

(4)
Includes dollar value of employer matching, profit sharing, and stock discount contributions to the Union Bank of California 401(k) Plan.

(5)
Reflects the amount paid as accrued vacation upon Mr. Moriguchi's resignation in July, 2001.

Stock Options

        The following two tables summarize grants and exercises of options to purchase UnionBanCal Corporation common stock during 2001 to or by the named executive officers, and with respect to option grants, the per-share exercise price, the expiration date of the options, and the grant date present value of options held by such persons at December 31, 2001. The second table also provides information concerning the total number of securities underlying unexercised options and the aggregate dollar value of in-the-money, unexercised options. UnionBanCal Corporation did not reprice any options during 2001 or any prior year. In 2001, expatriate officers, including the Chairman, the President and Chief Executive Officer, the former President and Chief Executive Officer, and the Deputy Chairman, were not eligible to receive stock options. Please refer to the Executive Compensation & Benefits Committee Report on Executive Compensation: Overview, for additional information.

Option Grants in Last Fiscal Year (2001)(1)

Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price	Expiration Date	Grant Date Present Value(2)
Richard C. Hartnack	80,000	2.32%	$29.73	2/01/11	$830,400
Robert M. Walker	80,000	2.32%	$29.73	2/01/11	$830,400
Philip B. Flynn	30,000	0.87%	$29.73	2/01/11	$311,400

(1)
All options are non-qualified stock options to purchase shares of UnionBanCal Corporation's common stock. The exercise price of the options is 100% of the fair market value on the date the option was granted. Options are granted for a term of ten years. The options become exercisable pro-rata over three years from the grant date, subject to continuous employment or earlier forfeiture if employment terminates.

(2)
The grant date present value is based on the Black-Scholes option pricing model with assumptions believed applicable to UnionBanCal Corporation. The assumptions used in the model were projected volatility of 45.31%, risk-free rate of return of 4.89%, annual dividend yield of 3.36%, and average time to exercise of five years. The actual value, if any, an executive officer may realize will depend on the excess of the actual stock price over the exercise price on the date the option is exercised.

Aggregated Option Exercises in the Last Fiscal Year
and Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End(1)
Name	Shares Acquired on Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Richard C. Hartnack	20,002	$415,667	99,834	118,667	$1,122,772	$963,103
Robert M. Walker	30,000	$586,990	149,833	118,667	$2,545,247	$963,103
Philip B. Flynn	6,000	$162,400	30,166	45,334	$285,212	$366,294

(1)
The value of in-the-money options is calculated based on the amount by which the closing price of the stock at December 31, 2001 ($38.00) exceeds the exercise price.

Long-Term Incentive Plan

        The following table provides information regarding awards made during 2001 under the UnionBanCal Corporation Performance Share Plan, as amended, to the named executive officers, with the number of shares awarded under the Plan, the applicable performance period, and the number of shares under the award (target and maximum amount). Messrs. Hartnack, Walker and Flynn each were awarded the target number of 14,000, 14,000 and 4,000 performance shares in 2001, respectively. In 2001, officers who are expatriates, including the Chairman, the President and Chief Executive Officer, the former President and Chief Executive Officer and the Deputy Chairman were not eligible to receive UnionBanCal Corporation Performance Share Plan awards. Please refer to the Executive Compensation & Benefits Committee Report on Executive Compensation: Overview, for additional information.

Long-Term Incentive Plans—Awards in Last Fiscal Year(1)

			Estimated Future Payouts Under Non-Stock Price-Based Plans
Name	Number of Shares, Units or Other Rights	Performance or Other Period Until Maturation or Payout	Threshold (#)	Target (#)	Maximum (#)
Richard C. Hartnack	14,000	3 years	-0-	14,000	28,000
Robert M. Walker	14,000	3 years	-0-	14,000	28,000
Philip B. Flynn	4,000	3 years	-0-	4,000	8,000

(1)
Performance Share Plan awards shown in this table were granted in accordance with the 1997 UnionBanCal Corporation Performance Share Plan, as amended, and re-approved by the shareholders at the 2001 annual meeting. Under the Performance Share Plan, performance shares may be earned based on the Company's financial performance relative to its peer group. The value of a performance share will be equal to the average month-end closing price of UnionBanCal Corporation's common stock for the final six months of the performance period. The cash amounts payable following the end of the performance period will be equal to the earned award multiplied by the average price.

Pension Plans

        The following table indicates the estimated annual benefit payable to a covered participant in the Union Bank of California Retirement Plan ("Retirement Plan"), retiring at age 65, based on compensation and years of service to UnionBanCal Corporation, its participating subsidiaries and certain affiliates. Employees covered by the retirement plans of The Bank of Tokyo-Mitsubishi, Ltd., including Messrs. Kanari, Hayama and Saegusa, are excluded from participation. The amounts shown in the table reflect straight life annuity amounts and do not reflect any deduction for Social Security and other offset amounts and have been calculated without reference to the maximum limitations imposed by the Internal Revenue Code.

Pension Plan Table

	Annual Benefit Years of Service(2)
Compensation(1)
	10	20	30
$100,000	$20,000	$40,000	$60,000
$200,000	$40,000	$80,000	$120,000
$300,000	$60,000	$120,000	$180,000
$400,000	$80,000	$160,000	$240,000
$500,000	$100,000	$200,000	$300,000
$600,000	$120,000	$240,000	$360,000

(1)
Compensation covered by the Retirement Plan includes base salary only as of December 31, 2001, which was $480,000 for Mr. Hartnack, $495,000 for Mr. Walker and $315,000 for Mr. Flynn.

(2)
As of December 31, 2001, Mr. Hartnack, Mr. Walker and Mr. Flynn had 11, 10 and 22 years of credited service, respectively.

        Benefits in excess of limitations imposed by the Internal Revenue Code may be paid by UnionBanCal Corporation through individual supplemental retirement contracts, or to certain officers of UnionBanCal Corporation pursuant to its Supplemental Executive Retirement Plan. The Union Bank of California Supplemental Executive Retirement Plan benefits are extended to senior vice presidents and other senior executives of UnionBanCal Corporation, including executive officers of UnionBanCal Corporation named above in the Summary Compensation Table, except expatriate executive officers. An enhanced Supplemental Executive Retirement Plan was extended to policy-making officers on November 17, 1999.

Senior Management Bonus Plan

        The Senior Management Bonus Plan provides the means whereby certain senior management employees of UnionBanCal Corporation and Union Bank of California may be given an opportunity to earn performance-based cash annual incentives. Awards under the Senior Management Bonus Plan are earned based on performance against measures established at the beginning of each year. Payments of individual awards under the Senior Management Bonus Plan are intended to be performance-based compensation for purposes of Section 162(m) of the Code.

Employment Agreements

        Effective January 1, 1998, Union Bank of California entered into employment agreements with Messrs. Hartnack and Walker. These employment agreements provided for base salaries of $415,000 each, subject to review and possible increases as determined by the Executive Compensation & Benefits Committee of the Board of Directors, a grant to Mr. Walker in 1998 of restricted stock and eligibility to participate in Union Bank of California's Senior Management Bonus Plan and other long-term incentive plans. The employment agreements entitled these individuals to severance benefits under specified circumstances including termination by Union Bank of California without cause. These severance benefits include the following:

  •
  the greater of:

  •
  continuation of base salary for two years plus a prorated bonus amount equal to the average of the individual's annual bonus (excluding an award of long-term incentives) for the three most recent bonus determination years; or

    •
    the salary continuation amount payable under Union Bank of California's then-existing separation pay plan;

  •
  benefits payable to participants at or above the level of executive vice president for this salary continuation period under Union Bank of California's separation pay plan; and

  •
  vesting in full of all restricted stock awards and any target award amount under the individual's outstanding grants of performance shares under the UnionBanCal Corporation Performance Share Plan, and payment of vested shares within 120 days following termination of employment.

        In addition, each will receive a pension supplement which consists of the actuarial equivalent of the extra amount he would receive under the Union Bank of California Retirement Plan if the applicable limitations on benefits set forth in the Internal Revenue Code did not apply.

        The pension supplement will also provide Mr. Hartnack the actuarial equivalent of the extra amount he would receive if the Retirement Plan had taken into account his nine previous years of service with First National Bank of Chicago. The supplement will be reduced by the actuarial equivalent of the lump sum distributions Mr. Hartnack received from the qualified and non-qualified plans of the former First National Bank of Chicago and amounts payable under Union Bank of California's Supplemental Executive Retirement Plan.

        The pension supplement also credits Mr. Walker with an additional five years of credited service. This pension supplement will be reduced by any amounts payable under Union Bank of California's Supplemental Executive Retirement Plan.

        Union Bank of California entered into an employment agreement with Mr. Flynn, effective as of September 21, 2000 in connection with his appointment as Union Bank of California's Chief Credit Officer. This employment agreement provided for an annual base salary of $300,000, subject to review and possible increases as determined by the Executive Compensation & Benefits Committee of the Board of Directors, grants of restricted stock in each of 2001, 2002 and 2003, each award to vest at a rate of 25% per annum over a four year vesting period and eligibility to participate in Union Bank of California's Senior Management Bonus Plan and other long-term incentive plans.

        Mr. Flynn is entitled to severance benefits under specified circumstances including termination by Union Bank of California without cause. These severance benefits include the following:

  •
  the greater of:

  •
  continuation of base salary for two years plus a prorated bonus amount equal to the average of Mr. Flynn's annual bonus (excluding an award of long-term incentives) for the three most recent bonus determination years; or

  •
  the salary continuation amount payable under Union Bank of California's then-existing separation pay plan;

  •
  benefits payable to participants at or above the level of executive vice president for this salary continuation period under Union Bank of California's separation pay plan; and

  •
  the award of restricted stock not yet awarded under his employment agreement and vesting in full of all restricted stock awards.

Transactions with Management and Others

        UnionBanCal Corporation and Union Bank of California have had, and expect to have in the future, banking and other transactions in the ordinary course of business with The Bank of Tokyo-Mitsubishi, Ltd. and with its affiliates. During 2001, these transactions included, but were not limited to, origination, participation, servicing and remarketing of loans and leases, purchase and sale of acceptances and interest rate derivatives, foreign exchange transactions, funds transfers, custodianships, electronic data processing, investment advice and management, deposits and trust services. In the opinion of management, these transactions were made at prevailing rates, terms and conditions and did not involve more than the normal risk of collectibility or present other unfavorable features. In 2001, pursuant to a service agreement, Union Bank of California reimbursed The Bank of Tokyo-Mitsubishi, Ltd. for compensation and other benefits totaling approximately $1,650,086 provided under The Bank of Tokyo-Mitsubishi, Ltd. Expatriate Pay Program to all expatriate officers for services rendered to UnionBanCal Corporation and Union Bank of California. The amount reimbursed was in addition to compensation and benefits paid to these expatriate officers by Union Bank of California for services rendered by them to Union Bank of California.

        Certain directors and executive officers and corporations and other organizations associated with them and members of their immediate families were customers of and had banking transactions, including loans, with Union Bank of California, in the ordinary course of business in 2001. Such loans were made on substantially the same terms, including interest rates and collateral, as those available at the time for similar transactions with other persons. These loans did not involve more than the normal risk of collection or have other unfavorable features.

Compensation Committee Interlocks and Insider Participation

        Messrs. Farman, Crandall, Miles and Robertson, none of whom is or has been an officer or employee of UnionBanCal Corporation, currently serve as members of UnionBanCal Corporation's Executive Compensation & Benefits Committee. During 2001, members of the Executive Compensation & Benefits Committee and an entity controlled by a member of the Executive Compensation & Benefits Committee, had loans or other extensions of credit outstanding from Union Bank of California. These loans were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. These loans did not involve more than the normal risk of collectibility or present other unfavorable features.

Compliance with Section 16 of the 1934 Act

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires UnionBanCal Corporation's directors, executive officers and holders of more than 10% of a registered class of UnionBanCal Corporation's equity securities to file with the SEC reports of ownership and changes in ownership of any equity securities of UnionBanCal Corporation. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish UnionBanCal Corporation with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that all required forms were filed, UnionBanCal Corporation believes that, during 2001, all Section 16 filing requirements applicable to its officers, directors and greater than 10% shareholders were complied with.

Executive Compensation & Benefits Committee Report on Executive Compensation

Overview

        The Company's Executive Compensation & Benefits Committee (the "Compensation Committee") reviews and approves executive officer compensation criteria and levels, and oversees the Company's employee benefit plans. It is the philosophy of the Compensation Committee to focus executive officers on the sustained creation of shareholder value by aligning senior management compensation directly with shareholder interests. In developing and monitoring these programs the Compensation Committee and the Company employ the services of a nationally known executive compensation consulting firm.

        For compensation purposes, the Company's executive officers are divided into three groups: (1) named executive officers of the Company in the Summary Compensation Table, including the Company's Chairman, its President and Chief Executive Officer, its former President and Chief Executive Officer, its Deputy Chairman, its Vice Chairmen and its Chief Credit Officer; (2) other policy making officers, who are the nine Executive Vice Presidents who serve on the Bank's Executive Management Committee, plus the manager of the Company's Independent Risk Monitoring Group; and (3) other Executive Vice Presidents and certain Senior Vice Presidents with responsibility for matters that impact overall Company performance.

        The Compensation Committee approves all key elements of the Company's primary executive compensation and benefits program specifically for the named executive officers and the other policy making officers, and broadly oversees the design and implementation of all executive management incentive plans, subject to shareholder approval where required and/or appropriate. The Compensation Committee also reviews reports from the Company's management on all elements of the compensation and benefits program for executive officers below the policy making level. In addition, the Compensation Committee approves performance standards for the Company's executive management incentive plans and assesses the Company's performance results in determining awards under the plans, compared to both internal goals and peer bank performance.

        In 2001, four of the named executive officers, Messrs. Kanari, Moriguchi (former President and Chief Executive Officer), Hayama (a retired officer of The Bank of Tokyo-Mitsubishi, Ltd.), and Saegusa, plus four additional policy making officers, served as executive officers of the Company on a rotational assignment for all or a part of the year from The Bank of Tokyo-Mitsubishi, Ltd. ("policy making expatriate officers"). Accordingly, and as described below, during their tenure at the Company their compensation and benefits were approved by the Compensation Committee, taking into account the applicable compensation policies of The Bank of Tokyo-Mitsubishi, Ltd. In 2001, none of the policy making expatriate officers were eligible to receive annual bonuses, restricted stock awards, stock option grants, or performance share awards. Some compensation for services rendered to the Company is paid to the expatriate named executive officers from The Bank of Tokyo-Mitsubishi, Ltd. and reimbursed by the Company to The Bank of Tokyo-Mitsubishi, Ltd. under a service agreement. Such compensation is included in the Summary Compensation Table above.

Executive Compensation Philosophy

        It is the Company's philosophy to compensate executive officers in a manner that promotes the recruitment, motivation and retention of exceptional employees who will help the Company achieve its strategic business objectives and who can influence shareholder value.

        The Company's executive compensation philosophy is implemented through compensation programs based upon the following principles:

  •
  In general, an executive's total compensation and benefits package should be positioned at median competitive levels, taking into account the relative responsibilities of the executive officers involved and reflecting the Company's performance against both its business plans and the performance of its peers. In particular, base salaries should be at the median level of competitive salaries, and incentives should relate to the Company's performance in comparison with the Company's business objectives and peer group performance levels.

  •
  The total compensation and benefits package is designed to provide an appropriate mix of fixed and variable compensation to support a strong pay-for-performance relationship, subject to the special circumstances applicable to policy making expatriate officers.

  •
  Compensation and benefits programs are intended to promote teamwork and mutual support among the Company's executive officers.

  •
  Performance-based compensation is tied to performance measures believed to heavily influence shareholder value and which can be influenced by the Company's executive officers. These measures include growth and returns.

  •
  Annual bonuses are based on the achievement of the Company's annual financial plan.

  •
  A long-term incentive program, including stock options granted at market value, restricted stock awards and long-term performance share awards is designed to encourage executive retention and link executive compensation directly to long-term shareholder interests; the performance share awards component is based on the Company's performance compared to the performance of the specified peer group.

  •
  Compensation plans should be easy to understand and communicate.

Peer Group

        The Company uses a peer group of banks to compare all of the primary elements of the executive officer compensation and benefits program. Although the exact identity of peer group institutions varies from time to time, the Company's current peer group includes 19 banks drawn from the KBW Bank Index, published by Keefe, Bruyette & Woods, Inc., and other peer banks. These peer banks are compared on a variety of financial ratios and are used for the competitive compensation analysis. The peer group was developed in part in consultation with the consulting firm retained by the Company. As a result of the consolidation in the banking industry, for 2002, the Company has added or changed some of the banks in the peer group.

Base Salary

        Executive base salaries are established relative to comparable positions in other peer banks, taking into account the relative responsibilities of the executive officers involved. In general, the Company targets base salaries at the median competitive levels to attract and retain highly experienced and qualified executive officers. Where the responsibilities of executive positions in the Company exceed those typically found among other banks or play a particularly critical role at the Company, base salaries may be targeted above median competitive levels. In determining salaries, the Compensation Committee also takes into account individual leadership and vision, experience and performance, as well as internal equity relative to other positions within the Company, and specific issues particular to the Company and the position involved.

Annual Bonuses

        The purpose of the Senior Management Bonus Plan is to provide a median competitive annual incentive opportunity at target performance levels. Target awards under the Senior Management Bonus Plan represent the median of the competitive market for comparable executive positions at banks of similar size and focus. Actual awards are determined based on the performance of the Company and the individual participant.

        For 2001, participating executive officers were eligible to earn annual bonuses under the Senior Management Bonus Plan based on the Company's achievement of predetermined return on equity and net income performance objectives, as well as individual performance and contributions.

        For 2002, participants under the Senior Management Bonus Plan include all Senior Vice Presidents and above with responsibility for matters that impact overall Company performance (including the non-expatriate named executive officers). Participants are assigned target bonuses comparable to median competitive levels. The size of the bonus fund will be based on the Company's performance on two measures: (1) return on average common equity; and (2) net income, relative to the Company's

2002 financial plan; however, the bonus fund will also be based on business unit performance for some participants.

        The bonus fund size may vary up to two times aggregate target bonuses based on the Company's performance on these two measures. In addition, the Compensation Committee may increase or decrease the bonus fund within certain limits based on the Company's performance in other areas, including strategic and organizational achievements, other financial measures, and relative performance against its peers. Individual bonus awards will be based on individual performance and contributions. However, bonuses paid to non-expatriate named executive officers under the Senior Management Bonus Plan are determined according to Company performance as described above, and may not be increased due to adjustment in the bonus fund.

Long-Term Incentive Program

        The Company provides long-term incentive awards to individuals who can impact the Company's long-term performance and value. Target awards are comparable to median competitive levels. For 2001, participants were eligible to receive grants consisting of one or more types of long-term incentives, including stock options and performance share awards. Grants are based on an individual's scope and level of responsibilities within the Company and reflect competitive practices for similar positions in peer companies. The performance share awards are based on the Company's performance compared to the performance of its peer group.

Stock Options and Restricted Stock

        The Company believes in tying rewards for eligible executive officers directly to the Company's long-term success and increases in shareholder value through stock option grants and restricted stock awards. These enable executive officers to develop and maintain a stock ownership position in the Company's Common Stock. The amounts of long-term incentives are generally targeted at median competitive levels (taking into account the responsibilities of the officers involved). The Company continues to rely almost exclusively on the use of stock options rather than restricted stock in incentive awards. In 2001, the Company also granted stock options to non-employee directors. However, expatriate officers were not eligible to participate in the Year 2000 UnionBanCal Corporation Management Stock Plan.

        In addition to equity awards to executive officers and non-employee directors, the Company grants stock options to those employees who make an exceptional contribution to the results of the Company throughout the year. The Company believes these awards are in the best interests of the shareholders and that they are highly motivational and further align high-performing employees with shareholder interests.

        The Company's Management Stock Plan, which became effective on January 1, 2000, authorized the issuance of up to 10,000,000 shares of the Company's Common Stock to certain employees, among others, of the Company and its subsidiaries in connection with grants of stock options and awards of restricted stock. Canceled or forfeited options and restricted stock become available for future grants. The proposal in this year's proxy statement to increase by 6,000,000 the number of shares of Common Stock which may be awarded under the Year 2000 UnionBanCal Corporation Management Stock Plan (Exhibit A) is believed by the Compensation Committee to be necessary to provide for future grants and awards under the Plan. The increased aggregate number of shares (16,000,000) available for grants and awards would represent approximately 10.22% of the Company's outstanding shares of Common Stock as of December 31, 2001.

        The Compensation Committee determines the term of each stock option grant to executive officers, up to a maximum of ten years from the date of grant. The exercise price must not be less than the fair market value on the grant date. In general, options vest or become exercisable over three years, provided that the employee has completed the specified continuous service requirement, or earlier if the employee dies or is permanently and totally disabled or retires under certain grant, age and service conditions.

        In general, awards of restricted stock vest in fourths over four years from the grant date, provided that the employee has completed the specified continuous service requirement, or earlier if the employee dies or is permanently and totally disabled or retires under certain grant, age and service conditions. Holders of restricted stock have the right to vote their restricted shares and to receive dividends.

        On November 17, 1999, the Company instituted stock ownership guidelines for its policy making officers and Board of Director members as recommended by the Compensation Committee and approved by the full Board of Directors. Within the five year compliance period, each non-employee, non-expatriate director is expected to own shares of the Company's Common Stock with a value of five times the director's annual retainer, $25,000 as of April 1, 2002. Each non-expatriate executive officer is expected to own Common Stock with a value of two times the officer's annual salary. Each Vice Chairman is expected to own Common Stock with a value of four times annual salary.

        Stock ownership under these guidelines includes (a) Common Stock owned personally or in trust for the benefit of the Directors and policy making officers; (b) vested shares held in any benefit plan, including any IRA; and (c) 50% of the embedded value of vested "in the money" stock options.

        Directors and policy making officers are expected to comply with these ownership guidelines by November 17, 2004 or, in case of new directors or executive officers, within five years of the date of election or appointment.

Performance Share Plan

        The Performance Share Plan provides compensation in the form of performance shares that is linked to shareholder value in two ways: (1) the market price of the Company's Common Stock; and (2) performance as measured on return on equity, a performance measure closely linked to value creation, relative to the peer group established by the Compensation Committee. Pursuant to the Performance Share Plan, the Compensation Committee sets performance goals and participants will only earn and be paid for performance shares upon the attainment of such performance goals.

        For 2001, non-expatriate policy making officers received grants of performance shares which will be redeemed in cash three years after the date of grant. The value of a performance share is equal to the market price of the Company's Common Stock. The number of performance shares actually earned at the end of the performance period will be based on the Company's percentile ranking among its peer group in performance on return on equity. A participant must be an employee in good standing throughout the three year performance period, except in the case of death, permanent disability, or retirement, in order to be eligible for an award. In 2001, policy making expatriate officers did not participate in said plan.

Other Benefits

        Senior Vice Presidents and above are eligible to defer base salary and incentives and outside directors are eligible to defer directors' fees and retainers for payment at a future date designated by the executive officers or outside directors under the Union Bank of California Deferred Compensation Plan. The average Treasury Constant Maturities Rate, calculated quarterly based on a rolling average for the previous 12 months, is credited on deferred funds at the end of each fiscal quarter.

        Selected executive officers, excluding policy making expatriate officers, are also eligible for retirement benefits under supplemental plans designed to continue coverage amounts otherwise limited under the qualified plan. Executive officers may also be eligible for other benefits and perquisites.

Expatriate Policy Making Officer Compensation

        Policy making expatriate officer compensation is approved by the Compensation Committee, taking into account The Bank of Tokyo-Mitsubishi, Ltd. Expatriate Pay Program. The Bank of Tokyo-Mitsubishi, Ltd. Expatriate Pay Program incorporates a number of different elements, including overseas base salary, certain allowances, and tax gross up payments. The Bank of Tokyo-Mitsubishi, Ltd. Expatriate Pay Program is partly a Japanese Yen based system and, as a result, exchange rate fluctuations may yield differing dollar denominated compensation levels from year to year.

Chief Executive Officer Compensation

        The Chief Executive Officer's base salary is approved by the Compensation Committee, taking into account The Bank of Tokyo-Mitsubishi, Ltd. Expatriate Pay Program, which the Compensation Committee reviews in comparison with competitive bank chief executive officer compensation. His compensation is therefore only indirectly related to the performance of the Company from year to year. In 2001, the Chief Executive Officer was also ineligible for annual bonuses, stock option grants, restricted stock grants, and performance share awards generally available to peer group chief executive officers and to non-expatriate Company officers. However, the Compensation Committee believes that the Chief Executive Officer's past performance and his long-term relationship with The Bank of Tokyo-Mitsubishi, Ltd. manifest ample motivation, notwithstanding his ineligibility for these compensation programs.

Deductibility of Compensation

        Section 162(m) of the Code limits the tax deductibility by a company of certain compensation in excess of $1 million paid to the chief executive officer of the company or the other four most highly compensated officers. However, performance-based compensation is excluded from the $1 million limit.

        Compensation attributable to stock options under the Year 2000 UnionBanCal Corporation Management Stock Plan is treated as performance-based under Code § 162(m) if (1) the grant is made by the Compensation Committee; (2) the Year 2000 UnionBanCal Corporation Management Stock Plan restricts the number of shares for which options may be awarded to an executive during a specified period; and (3) the compensation that the executive may receive is based solely on an increase in the value of the stock after the date of grant. Grants of restricted stock under the Year 2000 UnionBanCal Corporation Management Stock Plan are not considered performance-based compensation under §162(m) of the Code and Treasury Regulations promulgated thereunder.

        The Performance Share Plan also is designed to provide compensation which is treated as performance-based under Code § 162(m). To qualify as performance-based, the Performance Share Plan must be approved by shareholders periodically. It was last approved on April 25, 2001.

        Awards under the Company's Senior Management Bonus Plan are qualified as performance-based compensation under § 162(m) of the Code. To qualify as performance-based, the Senior Management Bonus Plan must be approved by shareholders periodically. It was last approved on April 25, 2001.

        While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Compensation Committee's overall compensation philosophy. The Compensation Committee intends to establish executive officer compensation programs which will maximize the Company's tax deductions, if the Compensation Committee determines that such actions are consistent with its philosophy and in the best interests of the Company and its shareholders. From time to time, the Compensation Committee may award compensation which is not fully tax deductible if the Compensation Committee determines that such award is consistent with its philosophy and in the best interests of the Company and its shareholders.

                      EXECUTIVE COMPENSATION &
                      BENEFITS COMMITTEE
                      Richard D. Farman, Chairman
                      L. Dale Crandall
                      Raymond E. Miles
                      Carl W. Robertson

II. INCREASE IN THE NUMBER OF SHARES OF COMMON STOCK WHICH MAY BE AWARDED UNDER THE YEAR 2000 UNIONBANCAL CORPORATION MANAGEMENT STOCK PLAN

        Subject to shareholder approval, the Board of Directors has amended the Year 2000 UnionBanCal Corporation Management Stock Plan to increase the aggregate number of shares of our common stock which may be issued under the Plan from 10,000,000 to 16,000,000. A copy of the existing Year 2000 UnionBanCal Corporation Management Stock Plan is attached as Exhibit A.

        The Board of Directors believes the approval of this amendment to the Plan is in the best interests of UnionBanCal Corporation and its shareholders, as the availability of an adequate number of shares reserved for issuance under the Plan and the ability to grant awards under the Plan is an important factor in attracting, motivating and retaining qualified personnel essential to our success. As of February 28, 2002, 4,554,324 shares of common stock remained available for awards under the Plan and awards with respect to 5,445,676 shares of common stock had been granted and were outstanding.

Description of the Plan

        The Plan currently authorizes awards of up to 10,000,000 shares of our common stock by means of stock grants and sales, incentive stock options, nonqualified stock options and stock appreciation rights. The purposes of the Plan are to provide competitive long-term compensation that will attract and retain key employees, non-employee directors and/or consultants who contribute to the financial success of UnionBanCal Corporation and further align shareholder and management interests through increased employee stock ownership. The Plan is administered by the Executive Compensation & Benefits Committee of the Board of Directors.

        Employees, non-employee directors and/or consultants of UnionBanCal Corporation and its subsidiaries are eligible for awards of stock options, stock grants/sales or stock appreciation rights under the Plan. The approximate number of eligible persons currently in each category are as follows: Employees (1,008) and Non-Employee Directors (10). We do not currently intend to grant awards to consultants. The Executive Compensation Committee determines which employees, non-employee directors or consultants will be granted awards, the timing of awards, the terms and the number of shares to be subject to each award. The Executive Compensation & Benefits Committee is authorized to make all determinations necessary or advisable to administer the Plan.

        Stock options are granted at an exercise price of no less than the fair market value of our common stock on the date of grant. As of February 28, 2002, the market value of our common stock was $38.00 per share. Options granted under the Plan may have a term of no more than ten years and will vest either immediately upon grant or over time. Other conditions or provisions (not inconsistent with the Plan) may also be imposed. If any option is intended to qualify as an incentive stock option under the Internal Revenue Code, the option will also contain the provisions required under the Code. Common stock may also be issued under the Plan to eligible persons as compensation for services rendered to UnionBanCal Corporation or its subsidiaries, subject to provisions determined by the Executive Compensation & Benefits Committee. The consideration to be received by UnionBanCal Corporation for the exercise of stock options or purchase of stock is generally cash, although the Committee may permit payment of the option exercise price or stock purchase price, in whole or in part, by: (a) delivery of a direction to a securities broker to sell shares and deliver the proceeds to UnionBanCal Corporation in payment for common stock; or (b) common stock.

        Approval by a majority of the outstanding shares of common stock is required for any amendment to the Plan which increases the number of shares for which options or stock grants/sales may be awarded or changes the standards of eligibility under the Plan. In other cases, the Board of Directors may amend or terminate the Plan without shareholder approval. However, neither the Board of Directors nor the shareholders may alter or impair a recipient's rights under any option or stock grant/sale previously awarded under the Plan without the recipient's consent. The Plan provides that it will terminate on January 1, 2010.

Summary of Federal Income Tax Consequences for Stock Options

        The following is only a summary of the federal income tax rules governing stock options under the Plan. The rules on this area are complex and subject to frequent change.

        Options granted under the Plan may either be "incentive stock options" as defined under Section 422 of the Internal Revenue Code or "non-qualified stock options". If an incentive stock option is granted, the optionee will recognize no income upon grant of the incentive stock option and incur no tax liability due to the exercise if requisite holding periods are met, unless the optionee is subject to alternative minimum tax. UnionBanCal Corporation will not be allowed a deduction for federal income tax purposes as a result of the exercise of an incentive stock option regardless of the applicability of the alternative minimum tax. Gains from a sale or exchange of the shares at least two years after the grant of the option and one year after the receipt of the shares by the optionee (due to the exercise of the option), will be treated as long-term capital gain. If these holding periods are not satisfied, the optionee will recognize ordinary income equal to the difference between the exercise price and the lower of the fair market value of the stock at the date of the option exercise or the sale price of the stock. UnionBanCal Corporation will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain recognized on such premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain depending on how long the optionee held the stock.

        All options that do not qualify as incentive stock options are referred to as "non-qualified" options. An optionee will not recognize any taxable income at the time he/she is granted a non-qualified option. Upon exercising a non-qualified option, an optionee will recognize ordinary income for tax purposes measured by the excess of the then fair market value of the shares over the option price. Upon resale of such shares by the optionee, any difference between the sales price and the exercise price, to the extent not recognized as ordinary income as provided above, will be treated as capital gain or loss, and will qualify for long term capital gain or loss treatment if the shares have been held for the requisite holding period. For non-qualified stock options, UnionBanCal Corporation will receive an income tax deduction for the amount of ordinary income recognized by the optionee.

        The Board of Directors recommends that shareholders vote FOR the proposal to increase the number of shares of common stock which may be awarded under the Year 2000 UnionBanCal Corporation Management Stock Plan.

III. RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

        Shareholders will also vote at the annual meeting to ratify the selection of the Board of Directors of Deloitte & Touche LLP, certified public accountants, as independent auditors of UnionBanCal Corporation for 2002. Deloitte & Touche LLP or its predecessors have examined the financial statements of the Company each year since 1996. Arrangements have been made for a representative of Deloitte & Touche LLP to attend the annual meeting. The representative will be available to answer appropriate questions and to make a statement if he or she wishes.

Audit Fees

        The aggregate fees billed by Deloitte & Touche LLP for professional services rendered for the audit of UnionBanCal Corporation's annual consolidated financial statements for the most recent fiscal year and the reviews of the consolidated financial statements included in UnionBanCal Corporation's Form 10-Q was $1,884,000.

Financial Information Systems Design and Implementation Fees

        There were no professional services fees for information technology services related to financial information systems design and implementation by Deloitte & Touche LLP for the most recent fiscal year.

All Other Fees

        The aggregate fees billed for services rendered by Deloitte & Touche LLP for all other non-audit services, including tax consulting and permitted internal audit outsourcing, for the most recent fiscal year was $4,468,000.

        The Audit Committee considered whether the provision of the services other than the audit services is compatible with maintaining Deloitte & Touche LLP's independence.

        The Board of Directors recommends that shareholders vote FOR the proposal to ratify the selection of independent auditors.

COMMON STOCK PERFORMANCE GRAPH

        The following Common Stock Performance Graph compares the yearly percentage change, on a dividend reinvested basis, in the cumulative total stockholder return on the common stock with the cumulative total return of the Standard & Poor's 500 Stock Index and the KBW Banks Index, published by Keefe, Bruyette & Woods, Inc., for the five-year period commencing December 31, 1996. The stock price performance depicted in the Performance Graph is not necessarily indicative of future price performance.

UnionBanCal Corporation Comparison of Five Year Cumulative Total Return(1)

(1)
Assumes $100 invested on December 31, 1996, in UnionBanCal Corporation common stock, S&P 500 Index and KBW Banks Index and reinvestment of all quarterly dividends.

SHAREHOLDER PROPOSALS FOR 2003 PROXY STATEMENT

        UnionBanCal Corporation Bylaws govern the submission of nominations for director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but which are not included in UnionBanCal Corporation's proxy statement for that meeting. Under the Bylaws, nominations for director or other business proposals to be addressed at UnionBanCal Corporation's next annual meeting may be made by a shareholder entitled to vote who has delivered a notice to the Secretary of UnionBanCal Corporation, 400 California Street, San Francisco, CA 94104-1302, no later than November 24, 2002. However, if the date of the 2003 annual meeting is set more than thirty days from the date of this year's meeting, the notice must be received by the Secretary in a reasonable time before we mail the proxy statement. The notice must contain the information required by the Bylaws.

        In addition to these advance notice requirements, there are other requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the Securities and Exchange Commission.

OTHER MATTERS

        The Board of Directors does not know of any business to be presented for action at the annual meeting other than that set forth in the Notice of Annual Meeting of Shareholders. However, if other business properly comes before the meeting, the persons named in the accompanying form of proxy intend to vote on such matters in accordance with their judgment.

By order of the Board of Directors,

John H. McGuckin, Jr. Secretary
Dated: March 25, 2002

EXHIBIT A

YEAR 2000 UNIONBANCAL CORPORATION MANAGEMENT STOCK PLAN

1. Establishment, Purpose and Definitions.

  (a)
  This Year 2000 UnionBanCal Corporation Management Stock Plan (the "Plan") was adopted by the Board on March 24, 1999, effective upon the approval of UNBC's shareholders, to take effect upon the expiration of the UnionBanCal Corporation Management Stock Plan due to expire on January 1, 2000; provided, however, that the Plan is approved within 12 months after March 24, 1999, and on or prior to the date of the first annual meeting of UNBC's shareholders held subsequent to the acquisition of Common Stock by a Participant pursuant to the Plan. Notwithstanding any provision of the Plan or of any Option Agreement to the contrary, no Option may be exercisable and no Common Stock may be granted pursuant to the Plan prior to such shareholder approval.

  (b)
  The purpose of the Plan is to provide a means whereby:

  (i)
  Employees may be given an opportunity to purchase shares of Common Stock pursuant to options which may qualify as incentive stock options under Section 422 of the Code (referred to as "incentive stock options");

  (ii)
  Employees and Non-Employee Directors, and designated Consultants may be given an opportunity to purchase shares of Common Stock pursuant to options which do not so qualify (referred to as "nonqualified stock options");

  (iii)
  Employees and Non-Employee Directors, and designated Consultants may acquire Stock and Stock Appreciation Rights for such consideration (if any) and subject to such restrictions (if any) as the Committee of UNBC determines appropriate.

  (c)
  Definitions.

  (i)
  Award refers collectively to Common Stock grants, Common Stock sales and Options to purchase Common Stock, made pursuant to the Plan.

  (ii)
  Board refers to UNBC's board of directors.

  (iii)
  Code refers to the Internal Revenue Code of 1986, as amended. Reference in the Plan to any Section of the Code shall be deemed to include any amendments or successor provisions to such Section and any regulations under such Section.

  (iv)
  Committee refers to the Executive Compensation and Benefits Committee of UNBC's Board.

  (v)
  Common Stock refers to the Common Stock of UNBC.

  (vi)
  Consultant refers to any person designated by the Committee who is: (i) an independent contractor retained to perform services for UNBC or its Subsidiaries; or (ii) a person who provides services to UNBC or its Subsidiaries pursuant to an agreement between UNBC or its Subsidiaries and any other person or organization, other than the Bank of Tokyo-Mitsubishi.

  (vii)
  Fair Market Value as of any specified date refers to the closing per share price of the Common Stock on the Nasdaq National Market or on any national securities stock exchange on which the Common Stock is traded, as applicable, on that date, or if no price is reported on that date, on the last preceding date on which such price of the Common Stock is reported.

    (viii)
    Employee refers to any common law employee of UNBC or its Subsidiaries except: (1) any independent contractor retained to perform services for UNBC or its Subsidiaries, including consultants; and (2) any person who provides services to UNBC or its Subsidiaries pursuant to an agreement between UNBC or its Subsidiaries and any other person or organization, other than the Bank of Tokyo-Mitsubishi.

    (ix)
    Non-Employee Director refers to a member of the Board who is not an Employee.

    (x)
    Option refers to an Award granted under Section 6 of the Plan and includes both incentive stock options and nonqualified stock options.

    (xi)
    Option Agreement refers to a written agreement between UNBC and an Employee, Non-Employee Director or Consultant with respect to an Option.

    (xii)
    Optionee refers to an Employee, Non-Employee Director or Consultant who has been granted an Option.

    (xiii)
    Outside Director refers to a member of the Board who qualifies as an "outside director" as such term is used in Section 162(m) of the Code and defined in any applicable Treasury regulations promulgated thereunder, including Treasury regulation 1.162-27(e)(3). Such member must also qualify as a "non-employee director" under Rule 16b-3(b)(3) of the general Rules and Regulations of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

    (xiv)
    Participant refers to a recipient of an Award.

    (xv)
    Subsidiaries refers to subsidiary corporations, as defined in Section 424(f) of the Code (but substituting "UNBC" for "employer corporation"), including Subsidiaries of UNBC which become such after the adoption of the Plan.

2. Administration of the Plan.

  (a)
  The Plan shall be administered by the Committee, which shall be composed as hereinafter set forth in Section 2(b).

  (b)
  The Committee shall consist solely of not less than two Outside Directors elected by the Board. The Board may from time to time increase (and thereafter may decrease) the size of the Committee, elect or remove members thereto (with or without cause) and fill any vacancies however created; provided, however, that the minimum number of members on the Committee must be two.

  (c)
  The Committee shall meet at such times and places and upon such notice as the Committee's Chair determines. A majority of the Committee shall constitute a quorum. Any acts by the Committee may be taken at any meeting at which a quorum is present and shall be by majority vote of those members entitled to vote.

  (d)
  The Committee shall determine which Employees, Non-Employee Directors, or Consultants of UNBC or its Subsidiaries shall be granted Awards under the Plan, the timing of such Awards, the terms thereof and the number of shares of Common Stock subject to each Award.

  (e)
  The Committee shall have the sole authority, in its absolute discretion, to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan, to construe and interpret the Plan, its rules and regulations, and the instruments evidencing Awards granted under the Plan, and to make all other determinations deemed necessary or advisable for the administration of the Plan. All decisions, determinations and interpretations of the Committee shall be binding on all Participants.

3. Stock Subject to the Plan.

  (a)
  Awards may be granted under the Plan to eligible persons for an aggregate of not more than 10,000,000 shares of Common Stock. If an Option is surrendered for cash or other consideration or for any other reason ceases to be exercisable in whole or in part, the shares of Common Stock which were subject to such Option but as to which the Option had not been exercised shall continue to be available under the Plan. If Common Stock is granted or sold subject to restrictions and is subsequently forfeited, the forfeited shares shall again be available for Awards under the Plan.

  (b)
  If there is any change in the Common Stock subject to the Plan or the Common Stock subject to any Award granted under the Plan, through merger, consolidation, reorganization, recapitalization, reincorporation, stock split, stock dividend, or other change in the corporate structure of UNBC, the Board and the Committee shall make appropriate adjustments in order to preserve but not to increase the benefits to the Participants, including adjustments in the aggregate number of shares of Common Stock subject to the Plan and the number of shares of Common Stock and the Fair Market Value subject to outstanding Awards.

4. Eligibility.

  Persons who shall be eligible to have Awards granted to them shall be such Employees, Non-Employee Directors, and Consultants as the Committee, in its discretion, shall designate from time to time. Only Employees shall be eligible to receive incentive stock options.

5. Option Exercise Price.

  The exercise price of the Common Stock covered by each Option shall not be less than the Fair Market Value of such Common Stock on the date the Option is granted. Notwithstanding the foregoing, in the case of an incentive stock option granted to a person possessing more than 10% of the combined voting power of UNBC or its Subsidiaries, the exercise price shall not be less than 110% of the Fair Market Value of the Common Stock on the date the Option is granted. The exercise price of an Option shall be subject to adjustment to the extent provided in Section 3(b), above.

6. Terms and Conditions of Options.

  (a)
  Each Option granted pursuant to the Plan shall be evidenced by an Option Agreement executed by the Union Bank of California, N.A. ("UBOC") Director of Human Resources or his or her designee and the person to whom such option is granted.

  (b)
  The Committee shall determine the term of each Option granted under the Plan, but the term of each Option shall be for no more than ten years; provided, however, that in the case of an Option granted to a person possessing more than 10% of the combined voting power of UNBC or its Subsidiaries, the term of each incentive stock option shall be for no more than five years.

  (c)
  In the case of incentive stock options, the aggregate Fair Market Value (determined as of the time such option is granted) of the Common Stock with respect to which incentive stock options are exercisable for the first time by the Optionee in any calendar year (under the Plan and any other plans of UNBC or its Subsidiaries) shall not exceed $100,000.

  (d)
  An Option Agreement may contain such other terms, provisions and conditions as may be determined by the Committee (not inconsistent with the Plan), including, without limitation, stock appreciation rights pursuant to Section 7 of the Plan with respect to Options granted under the Plan. If an Option, or any part thereof, is intended to qualify as an incentive stock option, the Option Agreement shall contain those terms and conditions which are necessary to so qualify it as required by Section 422 of the Code and any applicable Treasury Regulations promulgated thereunder.

  (e)
  Each incentive stock option granted pursuant to the Plan shall, during the Optionee's lifetime, be exercisable only by him, and neither the incentive stock option nor any right hereunder shall be transferable by the Optionee by operation of law or otherwise other than by will or the laws of descent and distribution. The transferability of a nonqualified stock option will be established in the Option Agreement to be entered into between UNBC and the Optionee.

  (f)
  The maximum number of shares of Common Stock with respect to which the Committee may make Awards during any calendar year to any Employee, any Non-Employee Director, or any Consultant shall not exceed 300,000.

7. Stock Appreciation Rights.

  The Committee may, under such terms and conditions as it deems appropriate, authorize the surrender by an Optionee of all or part of an unexercised Option and authorize a payment in consideration therefor in an amount equal to the difference obtained by subtracting the Option exercise price of the shares then subject to exercise under such Option from the Fair Market Value of the Common Stock represented by such shares on the date of surrender, provided that the Committee determines that such settlement is consistent with the purpose of the Plan. Such payment may be made in shares of Common Stock valued at their Fair Market Value on the date of surrender of such Option or in cash, or partly in shares and partly in cash. Acceptance of surrender and the manner of payment shall be in the discretion of the Committee. Any payments of cash under this Section shall be from the general assets of UNBC. Notwithstanding anything to the contrary herein, the maximum number of shares of Common Stock with respect to which the Committee may award stock appreciation rights during any calendar year to any Employee, any Non-Employee Director, or any Consultant shall not exceed 300,000.

8. Common Stock Grants and Common Stock Sales.

  The Committee may, in its discretion, issue Common Stock, with or without consideration, to eligible persons as compensation for services rendered to UNBC or its Subsidiaries, on whatever basis and subject to such terms and conditions as the Committee determines. The terms and conditions of such an Award shall be evidenced by a written agreement executed by UNBC and the Participant.

9. Restrictions on Transfer of Common Stock.

  Common Stock acquired under the Plan shall be subject to such restrictions and agreements regarding vesting, sale, assignment, encumbrance or other transfer as the Committee deems appropriate at the time of making an Award; subject, however, to compliance with applicable state and federal laws.

10. Use of Proceeds.

  Any cash proceeds realized from the sale of Common Stock pursuant to the Plan or from the exercise of Options granted under the Plan shall constitute general funds of UNBC.

11. Amendment, Suspension or Termination of the Plan.

  (a)
  The Board may at any time amend, suspend or terminate the Plan as it deems advisable; provided, however, except as provided in Section 3(b), above, the Board shall not amend the

    Plan in the following respects without the consent of UNBC's shareholders then sufficient to approve the Plan in the first instance:

    (i)
    to increase the maximum number of shares of Common Stock subject to the Plan; or

    (ii)
    to change the designation or class of persons eligible to receive Awards under the Plan.

  (b)
  No Award may be granted during any suspension or after the termination of the Plan, and no amendment, suspension or termination of the Plan shall, without the Participant's consent, alter or impair any rights or obligations under any Award previously made under the Plan.

  (c)
  The Plan shall terminate ten years from the original effective date of the Plan, unless previously terminated by the Board pursuant to this Section 11.

  (d)
  Upon a termination of the Plan, UNBC or the Committee may authorize the surrender by an Optionee of all or part of an unexercised Option and authorize a payment in consideration therefor in the same manner as if the Participant had surrendered an Option under Section 7 regarding stock appreciation rights. The payment received by the Optionee pursuant to this Section 11(d) shall not be considered remuneration for services performed by the Optionee under Section 162(m) of the Code.

12. Consideration.

  Payment of the exercise price of an Option or payment of any consideration required for an Award granted under the Plan shall be made in cash; provided, however, that the Committee, in its sole discretion, may permit a Participant to pay the exercise or purchase price in whole or in part by (a) delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker or brokers approved by the UBOC Director of Human Resources or his or her designee to sell shares and deliver all or a portion of the proceeds to UNBC in payment for the Common Stock, or (b) Common Stock. For purposes of determining the amount of exercise price or purchase price satisfied by payment of Common Stock, such Common Stock shall be valued at its Fair Market Value as of the date of exercise of Option or purchase of Award, whichever is applicable.

13. Performance-Based Compensation.

  The Plan shall be interpreted to be in compliance with requirements under Section 162(m) of the Code and all applicable Treasury Regulations promulgated thereunder so that grants of Options or Stock Appreciation Rights under the Plan will be treated as "Performance-Based Compensation" as such term is used in Section 162(m)(4)(C) of the Code. To the extent that any provision in the Plan would cause the Options or Stock Appreciation Rights not to be treated as "Performance-Based Compensation" under Section 162(m)(4)(C) of the Code, such provision will be stricken from the Plan, and the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated.

14. Governing Law.

  The Plan will be administered in accordance with the laws of the State of California and all applicable federal law.

IN WITNESS WHEREOF, the undersigned have executed the Year 2000 UnionBanCal Corporation Management Stock Plan, at San Francisco, California, on this 26th day of May, 1999.

UNIONBANCAL CORPORATION
By:	/s/ TAKAHIRO MORIGUCHI Takahiro Moriguchi President and Chief Executive Officer
By:	/s/ PAUL E. FEARER Paul E. Fearer Director of Human Resources

QuickLinks

UnionBanCal Corporation 400 California Street San Francisco, California 94104-1302 (415) 765-2969
INTRODUCTION
VOTING
THE BOARD OF DIRECTORS AND COMMITTEES
I. ELECTION OF DIRECTORS
Summary Compensation Table (1)
Option Grants in Last Fiscal Year (2001)(1)
Aggregated Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values
Long-Term Incentive Plans—Awards in Last Fiscal Year(1)
Pension Plan Table
II. INCREASE IN THE NUMBER OF SHARES OF COMMON STOCK WHICH MAY BE AWARDED UNDER THE YEAR 2000 UNIONBANCAL CORPORATION MANAGEMENT STOCK PLAN
III. RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
COMMON STOCK PERFORMANCE GRAPH
UnionBanCal Corporation Comparison of Five Year Cumulative Total Return(1)
SHAREHOLDER PROPOSALS FOR 2003 PROXY STATEMENT
OTHER MATTERS
EXHIBIT A YEAR 2000 UNIONBANCAL CORPORATION MANAGEMENT STOCK PLAN